Exhibit 10.3
CORMEDIX INC.
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 12, 2026 (the “Effective Date”), by and between CorMedix Inc., a Delaware corporation (the “Company”), and Beth Zelnick Kaufman (“Executive”). Each of the Company and Executive is referred to herein as a “Party” and together they are referred to as the “Parties”.
WITNESSETH
WHEREAS, Executive is currently employed by the Company as Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary of the Company;
WHEREAS, Executive is a party to an employment agreement with the Company, dated December 12, 2023 (the “Prior Agreement”); and
WHEREAS, the Company desires to continue to employ the Executive and to enter into this Agreement embodying the terms of such employment, and the Executive desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Parties, intending to be legally bound, agree as follows:
1.Employment.
(a)Services. Executive will serve as the Company’s Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary. Executive will report directly to, and be subject to the supervision of, the Company’s Chief Executive Officer (the “CEO”). Executive will perform such services for the Company and have such powers, responsibilities and authority as are customarily associated with the position of Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary and shall perform customary and appropriate duties as may otherwise be reasonably and lawfully assigned to Executive from time to time by the CEO. Executive acknowledges and agrees that the Company may cause Executive’s employer to be an affiliate of the Company, in which case, the Company may cause all or any portion of the compensation and benefits provided hereunder to be provided by such affiliate, provided, however that the Company shall be secondarily liable for all of its obligations under this Agreement to the extent not satisfied by such affiliate.
(b)Acceptance. Executive hereby accepts such employment subject to the terms of this Agreement.
2.Term.
Executive’s employment with the Company will continue until terminated pursuant to Section 8 below (the “Term”). Notwithstanding anything to the contrary contained herein, the provisions of this Agreement specified in Sections 5, 6, 7, 8, 9, 10, 11, 12, and 13 below shall survive the expiration or termination hereof.

3.Duties; Principal Offices.
(a)Duties. Except as otherwise set forth in this Section 3(a), Executive (i) shall devote substantially all of Executive’s business time, attention and energies to the business and affairs of the Company, shall use Executive’s best efforts to advance the interests of the Company, and shall perform Executive’s duties diligently and to the best of Executive’s ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business; and (ii) shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that interferes with the performance by Executive of Executive’s duties hereunder or Executive’s availability to perform such duties or that Executive knows, or should reasonably know, will adversely affect, or negatively reflect upon, the Company. With the advance written consent of the Company’s Board of Directors (the “Board”), Executive may serve as a director of, or on the advisory committee of, other pharmaceutical, life science or other companies or organizations; provided, that Executive promptly resigns from any such position to the extent Executive or the Board reasonably determines that any products being actively developed, marketed or produced by such company or organization (or any of their respective affiliates) competes with any product being actively developed, marketed or produced by the Company or any of its affiliates or otherwise creates a conflict of interest for Executive. Approval for any such business activity shall not be unreasonably withheld by the Board, so long as the activity is not competitive with the Business of the Company (as defined below) and does not interfere with the performance of Executive’s duties hereunder. Provided that the following activities do not interfere with Executive’s duties and responsibilities as Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary or Executive’s availability to perform such duties, and will not adversely affect, or negatively reflect upon, the Company, Executive may engage in charitable and community affairs, trade activities and trade organizations, teach and/or lecture, so long as such activities are consistent with Executive’s duties and responsibilities under this Agreement, and may manage Executive’s personal investments.
(b)Principal Offices. Executive’s principal offices shall be at the Company’s headquarters and executive offices in Parsippany, New Jersey, or wherever the headquarters and executive offices of the Company shall hereafter be located, and the Executive’s primary residence. To the extent that the Company’s corporate offices are relocated beyond a reasonable commuting distance for Executive, Executive’s role may become fully remote.
4.Compensation.
As full compensation for Executive’s performance of services as an employee of the Company, the Company shall pay Executive as follows:
(a)Base Salary. The Company shall pay Executive an annual base salary of five hundred twelve thousand dollars ($512,000) (as it may be adjusted from time to time as provided hereunder, the “Base Salary”), less applicable withholdings and deductions. Payment shall be made in accordance with the Company’s normal payroll practices. The Board, or its compensation committee (the “Compensation Committee”), shall review the Base Salary from time to time, to determine whether an increase in the amount thereof is warranted in its sole discretion. The Base Salary will not be decreased unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary reduction is no greater than ten percent (10%).
(b)Annual Bonus. Subject to the following provisions of this Section 4(b), commencing with the Company’s 2026 fiscal year, Executive shall be eligible for an annual bonus, less applicable withholdings and deductions, based upon a target amount of forty-five percent (45%) of the Base Salary actually paid in respect of such fiscal year, as determined by the Board (or the Compensation Committee), in good faith based upon the achievement, during the year in question, of (i) objectives for the Company as a whole established by the Board (or the Compensation Committee), and (ii) objectives for Executive established by the Board (or the Compensation Committee) at the beginning of the fiscal year. The Board (or the Compensation Committee) will endeavor to determine and agree on Executive’s individual objectives for a given year within the first sixty (60) days of each fiscal year; provided, that, such objectives may be adjusted by the Board (or the Compensation Committee) on account of any acquisitions, dispositions, or other extraordinary events that were not contemplated by the Board (or the Compensation Committee) at the time such objectives were determined to avoid an unintended enlargement or diminution to Executive’s annual bonus opportunity for such fiscal year. Executive must be employed by the Company through December 31 of a given year in order to earn the annual bonus for such year. The annual bonus for a given year will be paid no later than the March 15th of the fiscal year after the end of the fiscal year to which the annual bonus relates.
(c)Equity Grants. Executive shall be eligible to receive grants pursuant to the Company’s 2019 Omnibus Stock Incentive Plan (the “Stock Incentive Plan”) or any successor thereto (the “Awards”) as may be determined in the sole discretion of the Board (or the Compensation Committee). For the avoidance of doubt, nothing herein shall entitle Executive to any specific award or any specific terms or conditions in any year.
(d)Withholding. The Company will withhold from any amounts payable under this Agreement such federal, state, and local taxes as the Company determines are required to be withheld pursuant to applicable law.
(e)Expenses. The Company shall promptly reimburse Executive for all normal, usual and necessary expenses incurred by Executive in furtherance of the business and affairs of the Company, including without limitation reasonable travel, lodging, meals, and entertainment (except as provided below), upon timely receipt by the Company of appropriate vouchers or other proof of Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company. Such reimbursements will be made in a prompt and timely manner and in accordance with the policies of the Company, but in no event later than December 31 of the year following the year in which Executive incurs such expense if subject to the compliance rules under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amount of expenses eligible for reimbursement during one year will not affect the expenses eligible for reimbursement in any other year, and is not subject to liquidation or exchange for another benefit.
(f)Other Benefits. Executive shall be entitled to all rights and benefits for which Executive shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans, prescription drug reimbursement plans, short and long term disability plans, life insurance and other so-called “fringe” benefits) as the Company (or applicable affiliate) shall make available to its senior executives from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms and are subject to amendment or termination by the Company or the applicable affiliate without Executive’s consent.
(g)Paid Time Off. In addition to holidays observed by the Company, Executive shall be entitled to paid time off (including paid vacation and personal and sick leave) (“PTO”) in accordance with the Company’s PTO policy as may be in effect from time to time; provided, that, Executive shall be entitled to no less than four (4) weeks’ vacation per annum. For the avoidance of doubt, any PTO shall be taken in accordance with the Company’s established policies and procedures as in effect from time to time; provided, that no more than two (2) weeks may be taken consecutively without the explicit approval of the CEO.
5.Confidential Information and Inventions.
(a)Confidential Information; Non-Disclosure and Non-Use. Executive recognizes and acknowledges that in the course of Executive’s duties Executive will receive confidential or proprietary information of the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and after the Term, Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of Executive’s duties under this Agreement, any Confidential and Proprietary Information (defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. The term “Confidential and Proprietary Information” shall include, but shall not be limited to, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, and any and all information relating to the operation of the Company’s business which the Company may from time to time designate as confidential or proprietary or that Executive reasonably knows should be, or has been, treated by the Company as confidential or proprietary. Executive expressly acknowledges that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Confidential and Proprietary Information encompasses all formats in which information is preserved, whether electronic, print, or any other form, including all originals, copies, notes, or other reproductions or replicas thereof. Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during Executive’s employment by the Company, except in connection with the execution of Executive’s duties to the Company.
(b)Return of Property. Upon request during employment and immediately at the termination of Executive’s employment, Executive will return to the Company all Confidential and Proprietary Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company in Executive’s possession or under Executive’s control. If requested by the Company, Executive will certify in writing that all such materials have been returned to the Company. Executive also expressly agrees that immediately upon the termination of Executive’s employment with the Company for any reason, Executive will cease using any secure website, computer systems, e-mail system, phone system or voicemail service provided by the Company for the use of its employees. Notwithstanding the foregoing, Executive may retain (i) Executive’s address book to the extent it only contains contact information and (ii) Executive’s cell phone number.
(c)Exceptions. Confidential and Proprietary Information does not include any information that: (i) at the time of disclosure is generally known to, or readily ascertainable by, the public; (ii) becomes known to the public through no fault of Executive or other violation of this Agreement; (iii) is disclosed to Executive by a third party under no obligation to Executive’s knowledge to maintain the confidentiality of the information; and/or (iv) is disclosed to Executive’s spouse, attorney and/or Executive’s personal tax and financial advisors as reasonably necessary or appropriate to advance Executive’s tax, financial and other personal planning (each an “Exempt Person”), provided, however, that any disclosure or use of any Confidential and Proprietary Information by an Exempt Person shall be deemed to be a breach of this Section 5 by Executive. Confidential and Proprietary Information also does not include any information (i) the disclosure or use of which is required or appropriate in connection with Executive’s work as an employee of the Company, consistent with Company policies, and/or (ii) that is required to be disclosed to a court of law, to any governmental agency having supervisory authority over the Business of the Company or to any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Executive to divulge, disclose or make accessible such information, provided that, subject to applicable law, Executive (x) notifies the Company of the existence and terms of such obligation, (y) gives the Company prompt notice to seek a protective or similar order to prevent or limit such disclosure, and (z) only discloses that information actually required to be disclosed. Notwithstanding the foregoing, nothing in this Agreement is meant to prohibit Executive from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, (C) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process, (D) speaking with law enforcement, Executive’s attorney, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights, or fair employment agency or (E) exercising any rights Executive may have under applicable labor laws to engage in concerted activity with other employees. Executive shall not be required to obtain the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that Executive has made such reports or disclosures. The protections contained in this paragraph apply to prior, current and future conduct.
(d)Notice of Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Court Filing. Pursuant to the U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “DTSA”), Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order. Executive acknowledges that Executive has hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the DTSA, including exemplary damages and attorney fees.  Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.
(e)Inventions. Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived or made by Executive within the scope of the Company’s business and in the course of Executive’s employment with the Company, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith; provided, however, that this Section 5(e) shall not apply to Inventions which are not related to the Business of the Company and which are made and conceived by Executive not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Confidential and Proprietary Information. Subject to the foregoing, Executive hereby assigns to the Company all right, title and interest Executive may have or acquire in all Inventions; provided, however, that the Board may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(e).
(f)Further Actions and Assistance. Executive agrees to cooperate reasonably with the Company and at the Company’s expense, both during and after Executive’s employment with the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to the Inventions. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, that the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions. Executive further agrees that if the Company is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Company shall be entitled to execute such papers as Executive’s agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Company as Executive’s agent and attorney-in-fact to execute any such papers on Executive’s behalf and to take any and all actions as the Company reasonably may deem necessary or desirable in order to protect its rights and interests in any Inventions, under the conditions described in this Section 5(f).
(g)Prior Inventions. Executive will not assert any rights to any invention, discovery, idea or improvement relating to the Business of the Company or to Executive’s duties hereunder as having been made or acquired by Executive prior to Executive’s work for the Company.
(h)Disclosure. Executive agrees that Executive will promptly disclose to the Company all Inventions initiated, made, conceived or reduced to practice by him, either alone or jointly with others, during the Term.
(i)Survival. The provisions of this Section 5 shall survive any termination of this Agreement.
6.Non-Competition, Non-Solicitation and Non-Disparagement.
(a)Executive understands and recognizes that Executive’s services to the Company are special and unique and that in the course of performing such services Executive will have access to and knowledge of Confidential and Proprietary Information. Executive agrees that, during the Term and the twelve (12) month period immediately following Executive’s separation from employment (the “Termination Restriction Period”), whether such separation is voluntary or involuntary, Executive shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any Competitive Activities, either as an individual for Executive’s own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or shareholder of such Person, anywhere in the world, provided, however, that nothing shall prohibit Executive from performing executive duties for any Person that does not engage in Competitive Activities. For purposes of this Agreement, “Competitive Activities” shall mean any business activities (i) involving the research, development, commercialization, licensing, marketing and/or distribution of any product or products that are competitive with any product or products being actively developed, marketed or produced by the Company or any of its affiliates during Executive’s employment or, following Executive’s last day of employment, as of such date (the

“Business of the Company”), or (ii) that requires or could result in Executive’s intentional or unintentional use of the Confidential and Proprietary Information. Executive acknowledges that, due to the unique and competitive nature of the Company’s business, the Company has a strong legitimate business interest in protecting the continuity of its business interests and its Confidential and Proprietary Information and the restriction herein agreed to by Executive narrowly and fairly serves such an important and critical business interest of the Company. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit Executive from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are engaged in the Business of the Company, so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation; or being a passive investor holding less than four percent (4%) of a private equity, venture capital or other commingled fund; and further notwithstanding the foregoing, nothing contained in this Section 6(a) shall preclude Executive from becoming an employee of, or from otherwise providing services to, a separate division or operating unit of a multi-divisional business or enterprise (a “Division”) if: (i) the Division by which Executive is employed, or to which Executive provides services, is not engaged in the Business of the Company, (ii) Executive does not provide services, directly or indirectly, to any other division or operating unit of such multi-divisional business or enterprise engaged in or proposing to engage in the Business of the Company (individually, a “Competitive Division” and collectively, the “Competitive Divisions”), (iii) the Competitive Divisions, in the aggregate, accounted for less than one-third of the multi-divisional business or enterprise’s consolidated revenues for the fiscal year, and each subsequent quarterly period, prior to Executive’s commencement of employment with or provision of services to the Division, or the Board determines that the Competitive Divisions are not material to the value of such multi-divisional business or enterprise, and (iv) Executive does not provide any services to, or advice to or in respect of, any Competitive Divisions and certifies the same in writing. Further, nothing in this Section 6(a) shall preclude Executive from providing services to, or maintaining an interest in, a law firm or restructuring advisory firm.
(b)Reasonableness of Restriction. Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 6(a) above is reasonable with respect to its duration, geographic area and scope. In addition, Executive acknowledges that the Company engages in the Business of the Company throughout the world, and Executive has been involved in the Business of the Company in that geographic area. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein.
(c)Non-Solicitation. During the Term and the Termination Restriction Period, Executive shall not, directly or indirectly, on Executive’s own behalf or on behalf of any person or entity, without the prior written consent of the Company:
(i)(A) solicit or induce any employee, consultant or independent contractor of the Company or any of its affiliates to leave the employ of (or end a contracting relationship with) the Company or any affiliate; or hire any employee, consultant or independent contractor of the Company; (B) hire any former employee who has left the employment of the Company or any affiliate of the Company within six (6) months of the termination of such employee’s employment with the Company or any such affiliate; provided that the foregoing provisions of subsections (i)(A) or (B) shall not apply to the person who serves as Executive’s administrative assistant at the Company at the time of Executive’s termination of employment with the Company; (C) hire any former consultant or independent contractor who has ended his or her consultancy or contracting relationship with the Company or any affiliate of the Company within six (6) months of the end of such consultancy or contracting relationship for any competitive purpose; or (D) hire any former employee of the Company in knowing violation of such employee’s non-competition agreement with the Company or any such affiliate;
(ii)(A) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any agent, client or customer of the Company or any of its affiliates which was served by the Company or any of its affiliates during the twelve (12)-month period prior to the termination of Executive’s employment with the Company or any of its affiliates; or (B) induce, encourage, or attempt to induce or encourage any client or customer of the Company or any of its affiliates which was served by the Company or any of its affiliates during the twelve (12)-month period prior to the termination of Executive’s employment with the Company to reduce, limit, or cancel its business with the Company or any of its affiliates.
For clarity, the foregoing shall not be violated by general advertising, by serving as a reference upon request or by actions taken in the good faith performance of Executive’s duties to the Company or any of its affiliates.
(d)Non-Disparagement. Executive agrees that Executive shall not directly or indirectly disparage, whether or not truthfully, the name or reputation of the Company or any of its affiliates, including but not limited to, any officer, director, employee or shareholder (provided Executive has had material dealings with such shareholder) of the Company or any of its affiliates; provided that, nothing in this Section shall be construed to interfere with Executive’s right to engage in protected concerted activity under the National Labor Relations Act. Upon Executive’s termination of employment, the Company shall direct its senior officers and directors not to directly or indirectly disparage, whether or not truthfully, the name or reputation of Executive. Notwithstanding this Section 6(d), nothing contained herein shall apply to statements made by Executive (x) in the course of Executive’s responsibility to evaluate the performance and/or participate in any investigation of the conduct or behavior of officers, employees and/or others, (y) as part of any judicial, administrative or other legal action or proceeding, or (z) in rebuttal of false or misleading statements by others, and nothing shall be construed to limit or impair the ability of Executive to make disclosures required by applicable law, regulation, or order of a court or governmental agency, provide truthful testimony in response to any validly issued subpoena, file pleadings or respond to inquiries or legal proceedings by any government agency to the extent required by applicable law or speak with law enforcement, the Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency, or Executive’s attorney. These non-disparagement obligations will cease to apply two (2) years after Executive’s termination of employment.
(e)Enforcement. In the event that Executive breaches or threatens to breach any provisions of Section 5 or this Section 6 (other than a de minimis breach as determined by the Board), then, in addition to any other rights the Company may have, it shall be entitled to seek injunctive relief to enforce such provisions. In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 above or this Section 6, Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies that may be available to it nor shall the Company be required to post a bond.
(f)Remedies Cumulative; Judicial Modification. Each of the rights and remedies enumerated in Section 6(e) above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the covenants contained in this Section 6 is held to be invalid or unenforceable because of the duration of such provision or the area covered thereby, the Parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.
(g)Survival. The provisions of this Section 6 shall survive any termination of this Agreement.
7.Representations and Warranties.
(a)By Executive. Executive hereby represents and warrants to the Company as follows:
(i)Neither the execution or delivery of this Agreement nor the performance by Executive of Executive’s duties and other obligations hereunder conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Executive is a party or by which Executive is bound.
(ii)Executive has the full right, power, and legal capacity to enter and deliver this Agreement and to perform Executive’s duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of Executive enforceable against Executive in accordance with its terms. No approvals or consents of any persons or entities are required for Executive to execute and deliver this Agreement or perform Executive’s duties and other obligations hereunder.
(iii)Executive will not use any confidential information or trade secrets of any third party in Executive’s employment by the Company in violation of the terms of the agreements under which Executive had access to or knowledge of such confidential information or trade secrets.
(b)By the Company. The Company hereby represents and warrants to Executive that the Company has the full right and power to enter and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable against it in accordance with its terms. All approvals or consents required for the Company to validly execute and deliver this Agreement and perform its obligations hereunder, including, without limitation, approval of the Board, if required, have been obtained.
(c)Survival. The provisions of this Section 7 shall survive any termination of this Agreement.
8.Termination. The nature of Executive’s employment is and will continue to be “at-will,” meaning that the Company or Executive may terminate Executive’s employment at any time, with or without notice (except as set forth in Section 8(e) below), with or without Cause or Good Reason. Any statement or representation to the contrary is ineffective unless put into a writing executed on behalf of the Company by the Board or its designee. Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Board in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company, any of its affiliates and entity into which the Company or any of its affiliates holds a non-controlling interest and hereby agrees to execute any documents that the Company or any of its affiliates determines necessary to effectuate such resignations.
(a)Cause. Executive’s employment hereunder may be terminated by the Company immediately for Cause. Any of the following actions by Executive shall constitute “Cause”:
(i)The continued willful failure, disregard or refusal by Executive, after Executive has actually received written notice from the Board or the CEO of such failure, disregard or refusal, to perform Executive’s material duties or obligations under this Agreement (other than as a result of Executive’s mental or physical incapacity or illness, as confirmed by medical evidence provided by a licensed physician mutually selected by the Company and Executive (or Executive’s representative));
(ii)Any willful, intentional or grossly negligent act by Executive having the effect of materially injuring (whether financially or otherwise) the business or reputation of the Company or any of its affiliates (other than acts that were performed in a good faith attempt to advance the business interests of the Company);
(iii)Executive’s conviction of any felony involving moral turpitude (including entry of a guilty or nolo contendere plea);
(iv)Executive’s qualification as a “bad actor,” as defined by 17 CFR 230.506(a);
(v)The good faith determination by the Board or the CEO, after a reasonable and good-faith investigation by the Company that Executive engaged in some form of harassment prohibited by law (including, without limitation, harassment on the basis of age, sex or race) unless Executive’s actions were specifically directed by the Board;
(vi)Any material misappropriation or embezzlement by Executive of the property of the Company or its affiliates (whether or not a misdemeanor or felony); and/or
(vii)The breach by Executive of any material provision of this Agreement that is materially injurious to the Company.
An act or failure to act shall not be “willful” if (i) done by Executive in good faith or (ii) Executive reasonably believed that such action or inaction was in the best interests of the Company. Notwithstanding the foregoing, in no event shall Cause exist unless the Company’s Board has made a formal determination of Cause by a seventy five percent (75%) or greater Board vote and provided Executive with ten (10) days advance notice followed by the right to be heard in front of the entire Board followed by a second seventy five percent (75%) or greater Board vote finding that Cause still exists. Such meeting of the Board can occur in person or via teleconference. If the circumstances surrounding Cause are reasonably curable, then Executive shall have the right to cure those circumstances over the next twenty (20) days. If the circumstances are not curable or if those circumstances still exist after the cure period has expired, then (and only then) shall Cause be deemed to exist for purposes of this Agreement.
(b)Death. Executive’s employment hereunder shall be terminated upon Executive’s death.

(c)Disability. The Company may terminate Executive’s employment hereunder due to Executive’s Disability (defined below) while Executive is so Disabled. For purposes of this Agreement, a termination due to Executive’s “Disability” shall be deemed to have occurred if Executive has not been able to perform Executive’s material duties for one hundred eighty (180) days in a three hundred sixty five (365) day period.
(d)Good Reason. Executive may terminate Executive’s employment hereunder for Good Reason (as defined below) pursuant to the procedures set forth in this Section 8(d). In order for Executive to resign for Good Reason, Executive must provide written notice to the Board of the existence of the Good Reason condition within sixty (60) days of the initial existence or Executive’s knowledge of such Good Reason condition. Upon receipt of such notice, the Company will have thirty (30) days during which it may attempt to remedy the Good Reason condition (if such can be remedied). If so remedied, Executive may not resign for Good Reason based on such condition. If the Good Reason condition is not remedied within such thirty (30) day period, Executive may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the thirty (30) day cure period. The term “Good Reason” shall mean any of the following occurring without Executive’s written consent:
(i)any material breach of this Agreement by the Company;
(ii)any material reduction by the Company of Executive’s titles, duties, responsibilities, or authority, or the assignment to Executive of titles, duties, responsibilities, or authority that are inconsistent with Executive’s title and position as Executive Vice President, Chief Legal and Compliance Officer, and Corporate Secretary;
(iii)a material reduction in Executive’s annual Base Salary unless (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction in annual base salary and/or total compensation; and (ii) Executive’s Base Salary and/or total compensation reduction is no greater than ten percent (10%);
(iv)a material reduction in Executive’s target bonus level unless: (i) all officers and/or members of the Company’s executive management team experience an equal or greater percentage reduction related to target bonus levels; and (ii) Executive’s target bonus level reduction is no greater than ten percent (10%);
(v)the actual relocation of the Company’s headquarters and executive offices more than 25 miles from Parsippany, New Jersey; provided that this subsection (v) shall not apply if such relocation is made before a Corporate Transaction and the new Company headquarters and executive offices are not required to be Executive’s primary work location; and/or
(vi)the failure of the Company to obtain the assumption in writing or by applicable law of its obligations under this Agreement by any successor (x) to all or substantially all of the assets of the Company or (y) due to the occurrence of any other Corporate Transaction, within 10 days of such Corporate Transaction.
(e)Termination without Good Reason by Executive. Executive may terminate Executive’s employment hereunder without Good Reason at any time upon sixty (60) days’ written notice of termination to the Board, which notice shall specify the termination date.
(f)Survival. The provisions of this Section 8 shall survive any termination of this Agreement.

9.Compensation upon Termination.
In the event Executive’s employment is terminated, the Company shall promptly pay to Executive the Base Salary and benefits otherwise payable to Executive under Section 4 above through the last day of Executive’s actual employment by the Company, along with any reimbursable business expenses subject to Company policy and any amounts due under any benefit or compensation plan, program, policy agreement or arrangement in accordance with its terms (together, the “Accrued Compensation”). Except for the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance, and as otherwise required by law, Executive will have no further entitlement hereunder to any other compensation or benefits from the Company except as expressly provided below:
(a)Death or Disability. If Executive’s employment is terminated as a result of Executive’s death or Disability, the Company shall pay to Executive or to Executive’s estate, as applicable, the Accrued Compensation. In addition, Executive (or Executive’s estate) shall receive (i) the bonus due for any completed fiscal year to the extent that such bonus has not yet been paid (including timing of payment, the “Prior Year Bonus”) plus (ii) the Prorated Bonus (as defined below) for the year of termination. Executive’s outstanding equity awards shall vest (and remain exercisable, as applicable) to the extent provided in the Stock Incentive Plan and the underlying award agreements.
(b)Cause. If Executive’s employment is terminated by the Company for Cause, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law. All outstanding Awards, whether or not vested, shall be forfeited to the Company as of such date.
(c)Other than for Cause, Death or Disability; Resignation for Good Reason. If the Company terminates Executive’s employment, other than (x) as a result of Executive’s death or Disability or (y) for Cause, or if Executive terminates Executive’s employment for Good Reason, then conditioned upon Executive executing and not revoking a Release (as defined below) following such termination, the Company will provide to Executive the following separation benefits:
(i)Payment of the Accrued Compensation and Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privileges otherwise required by law,
(ii)Payment to Executive of an amount equal to twelve (12) months of Executive’s Base Salary in equal monthly installments over a period of twelve (12) months following the termination date,
(iii)Payment to Executive of a prorated annual bonus for the year in which the termination date occurs, based on the actual achievement of the objectives referenced in Section 4(b) above. The prorated bonus will be calculated as the annual bonus based on performance, multiplied by a fraction, the numerator of which is the number of days preceding the termination date in the year of termination and the denominator of which is three hundred sixty five (365) (the “Prorated Bonus”),
(iv)If Executive timely elects continued health insurance coverage under COBRA, payment to Executive monthly of a portion of the premium necessary to continue such coverage for Executive and Executive’s eligible dependents that is equal to the portion paid for by the Company at the date of termination, until the conclusion of the time when Executive is receiving continuation of Base Salary payments under Section 9(c)(ii) above or until Executive becomes eligible for group health insurance coverage under another employer’s plan or ineligible for COBRA under applicable law, whichever occurs first, provided, however, that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium amount described above times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, consistent with Section 409A, and
(v)All Awards that are scheduled to vest on or before the next succeeding anniversary of the date of termination shall be accelerated and deemed to have vested as of the termination date; provided that, for the avoidance of doubt, any performance-based Awards whose vesting requirements have not been successfully met as of the date of Executive’s termination of employment or resignation with Good Reason will not accelerate.
The separation benefits described in Sections 9(a) and 9(c) above are conditioned upon Executive (or Executive’s estate or beneficiaries, as applicable) executing a release of claims against the Company, its parents, subsidiaries and affiliates and each of their respective officers, directors, employees, agents, successors and assigns in substantially the form attached hereto as Exhibit A (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary continuation described in Section 9(c)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with Section 409A, may begin the payments earlier. The Prorated Bonus described in Section 9(c)(iii) above shall be paid at the date on which the annual bonus would have been paid had Executive continued in employment, and the COBRA payments described in Section 9(c)(iv) above shall be paid monthly beginning on the date on which the salary continuation commences.
(d)Termination without Good Reason by Executive. If, pursuant to Section 8(e) above, Executive terminates Executive’s employment hereunder by written notice of termination without Good Reason, Executive shall not be entitled to receive any payments or benefits other than the Accrued Compensation, the Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and as otherwise required by law; provided, that, the Company may, in its sole and absolute discretion, by written notice accelerate the date of termination without recharacterizing such termination as a termination without Cause, in which case Executive will be entitled to receive continued payment of Executive’s Base Salary for the duration of the notice period.
(e)This Section 9 sets forth the only obligations of the Company with respect to the termination of Executive’s employment with the Company, and Executive acknowledges that, upon the termination of Executive’s employment, Executive shall not be entitled to any payments or benefits which are not explicitly provided in this Section 9, except as required by law or the terms of another employee plan, program or arrangement covering him. Executive acknowledges and agrees that upon the termination of Executive’s employment with the Company, regardless of the reason or grounds therefor, Executive shall resign from any board, organization or foundation wherein Executive sits or belongs as a representative of the Company.

(f)No Mitigation; No Offset. In the event of any termination of Executive’s employment under this Section 9, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due Executive under this Agreement on account of any compensation attributable to any subsequent employment that he may obtain (other than as described in Section 9(c)(iv) or Section 10(b)(iv) with respect to COBRA).
(g)The obligations of the Company that arise under this Section 9 shall survive the expiration or earlier termination of this Agreement.
10.Corporate Transaction.
(a)Corporate Transaction Defined. The term “Corporate Transaction” shall have the same meaning as defined in the Stock Incentive Plan, as in effect on the date of this Agreement.
(b)Consequence upon Executive’s Termination Without Cause or Executive’s Resignation With Good Reason. Upon Executive’s termination of employment without Cause or Executive’s resignation of employment with Good Reason within twenty-four (24) months after a Corporate Transaction, the Company shall provide Executive the following separation benefits:
(i)Payment of the Accrued Compensation, the Prior Year Bonus, rights to indemnification and directors’ and officers’ liability insurance and any rights or privileges otherwise required by law,
(ii)Payment to Executive of an amount equal to one hundred twenty-five percent (125%) of the sum of Executive’s Base Salary plus Executive’s target bonus as in effect for the year of termination, in equal monthly installments over a period of fifteen (15) months following the termination date;
(iii)Payment to Executive of the Prorated Bonus,
(iv)If Executive timely elects continued health insurance coverage under COBRA, payment to Executive monthly of a portion of the premium necessary to continue such coverage for Executive and Executive’s eligible dependents that is equal to the portion paid for by the Company at the date of termination, until the conclusion of the time when Executive is receiving continuation of Base Salary and bonus payments under Section 10(b)(ii) above or until Executive becomes eligible for group health insurance coverage under another employer’s plan, whichever occurs first, provided, however, that the Company has the right to terminate such payment of COBRA premiums on behalf of Executive and instead pay Executive a lump sum amount equal to the COBRA premium amount described above times the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Code, consistent with Section 409A, and
(v)All unvested Awards held by Executive shall be accelerated and deemed to have vested as of the date of Executive’s termination of employment.
The separation benefits set forth above are conditioned upon Executive executing a Release within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The salary and bonus continuation described in Section 10(b)(ii) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Executive’s employment with the Company, provided that the Company, in its sole discretion but in accordance with Section 409A (defined below), may begin the payments earlier. The Prorated Bonus described in Section 10(b)(iii) above shall be paid at the date on which the bonus would have been paid had Executive continued in employment, and the COBRA payments described in Section 10(b)(iv) above shall be paid monthly beginning on the date on which the salary continuation commences.
(c)Golden Parachute Modified Cutback Provision.
(i)Modified Cutback. In the event that any of the payments or benefits described in this Agreement, when added to all other amounts or benefits provided to or on behalf or for the benefit of Executive by the Company or its affiliates in connection with Executive’s termination of employment (“Covered Payments”), would constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then such Covered Payments shall be either (x) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (y) payable in full if Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in Executive receiving an amount that is at least one dollar greater than the Reduced Amount. If the Covered Payments are to be reduced pursuant to clause (x) in the immediately preceding sentence, such reduction shall be done in a manner that maximizes Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(ii)Determinations.
(A)An initial determination as to whether (1) any of the Parachute Payments received by Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (2) the amount of any reduction, if any, that may be required pursuant to Section 10(c)(i) above, shall be made by an accounting, consulting or specialty firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company. Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.
(B)For purposes of this provision, (1) no portion of the Parachute Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (2) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Accounting Firm shall be required to value any restrictive covenants (including, without limitation, any covenants not to compete with the Company or solicit employees or customers of the Company) in forming such opinion; (3) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (2); and (4) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code.
(C)Executive shall not be required to mitigate the amount of any payment provided for in this Section 10(c) by seeking other employment or otherwise. Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.
(D)It is possible that after determinations and selections made pursuant to this Section 10(c) Executive will receive an amount that is either more or less than the limitation provided above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive shall refund the Excess Payment to the Company promptly on demand. In the event that it is determined (x) by an arbitration under Section 13(e) below, (y) by a court of competent jurisdiction, or (z) by an independent auditor upon request by Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.
(E)The Company and Executive will cooperate in good faith to review, consider and pursue reasonable and customary mitigation strategies to avoid the imposition of the Excise Tax on any amounts due to Executive hereunder or otherwise.
11.Indemnification.
The Company shall defend and indemnify Executive with regard to Executive’s capacities with the Company, its affiliates and its benefit plans to the fullest extent permitted under the Delaware General Corporation Law (the “DGCL”). The Company shall also maintain a policy for indemnifying its officers and directors, including but not limited to Executive, for all actions permitted under the DGCL taken in good faith pursuit of their duties for the Company, including, but not limited to, the obtaining of an appropriate level of directors’ and officers’ liability insurance coverage and including such provisions in the Company’s bylaws or certificate of incorporation, as applicable and customary. Executive shall be designated as a named insured on such directors’ and officers’ liability insurance policy. Executive’s rights to, and the Company’s obligation to provide, indemnification shall survive termination of this Agreement. This Section 11 shall survive any termination of this Agreement.
12.Compliance with Section 409A.
(a)Intent of the Parties. The intent of the Parties is that the payments, compensation and benefits under this Agreement will be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, in this connection, this Agreement shall be interpreted to be exempt or in compliance with Section 409A. Further, if any benefit or payment payable under this Agreement is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereunder) so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and provided, further, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.
(b)Potential Delay of Payment(s) and Adjustments. For the avoidance of doubt, the Parties intend that payments of the separation benefits set forth in Section 9 above satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). If any payment, compensation or other benefit provided to Executive in connection with Executive’s separation from service is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is a “specified employee” within the meaning of Section 409A, no part of such payments shall be paid before the day that is six (6) months plus one (1) day after the termination date or Executive’s earlier death (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.
(c)Separation from Service. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under Section 9 above that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur additional tax under Section 409A.
(d)Installments; Year of Payment. If any payment, compensation or other benefit required by this Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A. In no event may Executive designate the year of payment of a benefit under this Agreement, except in accordance with Section 409A.

(e)Survival. The provisions of this Section 12 shall survive any termination of this Agreement.
13.Miscellaneous.
(a)Governing Law. Subject to the next sentence, this Agreement and all questions relating to its validity, interpretation, performance, remediation, and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the substantive laws of the State of New Jersey unless superseded by federal law, notwithstanding any choice-of-law doctrines of that jurisdiction or any other jurisdiction that ordinarily would or might cause the substantive law of another jurisdiction to apply.
(b)Company Policies. All incentive compensation under this Agreement shall be subject to the terms of any clawback, recoupment or other policies approved by the Board and applicable to executive officers of the Company, including, but not limited to, the Compensation Recoupment Policy of CorMedix Inc.
(c)Personal Jurisdiction. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY ACTION OR PROCEEDING RELATING IN ANY WAY TO THIS AGREEMENT MAY ONLY BE BROUGHT AND ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN UNION COUNTY, NEW JERSEY, TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR. THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, AS WELL AS ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM.
(d)Service of Process. THE PARTIES FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND TO THE ADDRESS SPECIFIED IN SECTION 13(i) BELOW.
(e)Waiver of Jury Trial; Arbitration. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. ALL DISPUTES ARISING UNDER OR CONCERNING THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WILL BE RESOLVED THROUGH BINDING ARBITRATION BEFORE A SINGLE ARBITRATOR. THE ARBITRATION SHALL BE ADMINISTERED BY JAMS, UNDER ITS THEN APPLICABLE RULES FOR

EMPLOYMENT DISPUTES. IF JAMS CANNOT SERVE AS THE ARBITRATION ADMINISTRATOR, THEN THE ARBITRATION WILL BE THROUGH THE AMERICAN ARBITRATION ASSOCIATION, UNDER ITS THEN APPLICABLE RULES FOR EMPLOYMENT DISPUTES. THE EXCLUSIVE VENUE OF ANY SUCH ARBITRATION WILL BE NEW YORK, NEW YORK. THE NON-PREVAILING PARTY WILL PAY THE REASONABLE ATTORNEYS’ FEES AND COSTS OF THE PREVAILING PARTY. THE ARBITRATOR SHALL HAVE AUTHORITY TO ISSUE EQUITABLE AND LEGAL RELIEF, INCLUDING WITHOUT LIMITATION INJUNCTIVE RELIEF AND MONETARY DAMAGES. ALL ARBITRATION PROCEEDINGS SHALL BE CONFIDENTIAL.
(f)Assignment. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder only in connection with any sale, transfer or other disposition of all or substantially all of its business or assets and to an assignee who assumes such obligations by law or in writing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and their respective heirs, legal representatives, successors and assigns.
(g)Amendment. This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement duly executed by the Parties.
(h)Waiver. The failure of either Party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either Party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such Party. Unless the written waiver instrument expressly provides otherwise, no waiver by a Party of any right or remedy or breach by the other Party in any particular instance shall be construed to apply to any right, remedy or breach arising out of or related to a subsequent instance.
(i)Notices. All notices, demands or other communications desired or required to be given by a Party to the other Party shall be in writing and shall be deemed effectively given upon (i) personal delivery to the Party to be notified, (ii) upon confirmation of receipt of fax or other electronic transmission, (iii) one business day after deposit with a reputable overnight courier, prepaid for priority overnight delivery, or (iv) five days after deposit with the United States Postal Service, postage prepaid, certified mail, return receipt requested, in each case to the Party to be notified at the Company’s principal executive offices in the case of the Company and at the latest address of Executive on the books of the Company in the case of Executive; or to such other addresses and to the attention of such other individuals as either Party shall have designated to the other by notice given in the foregoing manner.
(j)Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings (including the Prior Agreement and any prior course of dealings), written or oral between the Parties, relating to the subject matter hereof.
(k)Affiliate and Control Defined. As used in this Agreement, the term “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person. A Person shall be deemed to “control” another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise.

(l)Captions, Headings and Cross-References. The section headings contained herein are for reference purposes and convenience only and shall not in any way affect the meaning or interpretation of this Agreement. Except as expressly set forth otherwise, all cross-references to sections refer to sections of this Agreement.
(m)Severability. In addition to, and not in conflict with, the provisions of Sections 6(b) and 6(f) above, the Parties agree that each and every provision of this Agreement shall be deemed valid, legal and enforceable in all jurisdictions to the fullest extent possible. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be adjusted and reformed rather than voided, if possible, in order to achieve the intent of the Parties. Any provision of this Agreement that is determined to be invalid, illegal or unenforceable in any jurisdiction which cannot be adjusted and reformed shall for the purposes of that jurisdiction, be voided. Any adjustment, reformation or voidance of any provisions of this Agreement shall only be effective in the jurisdiction requiring such adjustment or voidance, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or adjusting, reforming, voiding or rendering that provision or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.
(n)Controlling Document. If any provision of any agreement, plan, program, policy, arrangement or other written document between or relating to the Company and Executive conflicts with any provision of this Agreement, the provision of this Agreement shall control and prevail, unless Executive agrees otherwise in writing.
(o)Counterpart Execution. This Agreement may be executed in one or more counterparts each of which shall be an original document and all of which together shall constitute one and the same instrument. The Parties acknowledge that this Agreement may be executed and delivered by means of electronic signatures and that use and acceptance of electronic signatures to bind the Parties represents the voluntary agreement and intention of the Parties to conduct this transaction by electronic means. The Parties agree that execution and delivery by electronic means will have the same legal effect as if signatures had been manually written on this Agreement. This Agreement will be deemed lawfully executed by the Parties by such action for purposes of any statute or rule of law that requires this Agreement to be executed by the Parties to make the mutual promises, agreements and obligations of the Parties set forth herein legally enforceable. Facsimile and .pdf exchanges of signatures will have the same legal force and effect as the exchange of original signatures. THE PARTIES HEREBY WAIVE ANY RIGHT TO RAISE ANY DEFENSE OR WAIVER BASED UPON EXECUTION OF THIS AGREEMENT BY MEANS OF ELECTRONIC SIGNATURES IN ANY PROCEEDING ARISING UNDER OR RELATING TO THIS AGREEMENT. The Parties agree that the legal effect, validity and enforceability of this Agreement will not be impaired solely because of its execution in electronic form or that an electronic record was used in its formation. The Parties acknowledge that they are capable of retaining electronic records of this transaction.
(p)Survival. The provisions of this Section 13 shall survive any termination of this Agreement.
Signature page follows.

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the Effective Date.

CORMEDIX INC. By: /s/ Joseph Todisco	EXECUTIVE By: /s/ Beth Zelnick Kaufman
Name: Joseph Todisco	Name: Beth Zelnick Kaufman
Title: Chief Executive Officer	Date: May 12, 2026
Date: May 12, 2026

[Signature Page to B. Zelnick Kaufman Employment Agreement]

EXHIBIT A

RELEASE OF CLAIMS

As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, equity or otherwise.
For and in consideration of the severance benefits provided under Section 9 or Section 10 of my Amended and Restated Executive Employment Agreement, dated [Date], with CorMedix Inc., other than any Accrued Compensation (as defined therein) (such benefits, the “Severance Benefits,” such corporation, the “Company” and, together with its current and future parents and subsidiaries, the “Company Group” and, such agreement, my “Employment Agreement”), and other good and valuable consideration, I, Beth Zelnick Kaufman, for and on behalf of myself and my heirs, administrators, executors and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise and discharge each member of the Company Group (including any co-employer of any member of the Company Group) and each of their successors and assigns, together with their respective current and former officers, directors, partners, members, shareholders (including any management company of a member or shareholder), employees and agents (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date I execute this Release which I had, may have had, or now have against the Company Parties, whether known or unknown, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company or any member of the Company Group, whether for tort, breach of express or implied contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, violation of public policy, defamation, libel or slander, or under any federal, state, or local law dealing with discrimination, harassment or retaliation, and any other purported restriction on an employer’s right to terminate the employment of employees. The release of claims in this Release includes, but is not limited to, all claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Worker Adjustment and Retraining Notification Act of 1988 and the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any retirement or other employee benefit plan of the Company Parties (other than any severance or similar plan or policy)), each as may be amended from time to time, and all other federal, state, and local laws, the common law or constitution of any jurisdiction. I intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law and for the provisions regarding the release of claims against the Company Parties to be construed as broadly as possible, and hereby incorporate in this release similar federal, state or other laws, including any and all claims arising under the New Jersey Law Against Discrimination (NJLAD) (with respect to existing but not prospective claims), the New Jersey Family Leave Act (NJFLA), the New Jersey Conscientious Employee Protection Act (NJCEPA), the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law,

retaliation claims under the New Jersey Workers’ Compensation Law (NJWCL), all including any amendments and their respective implementing regulations, and any other state or local law (statutory, regulatory, or otherwise) that may be legally waived and released, all of which I also hereby expressly waive.
I understand and agree that claims or facts in addition to or different from those which are now known or believed by me to exist may hereafter be discovered, but it is my intention to fully and forever release, remise and discharge all claims arising prior to the date hereof which I had, may have had, or now have against the Company Parties, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or noncontingent, without regard to the subsequent discovery or existence of such additional or different facts. Without limiting the foregoing, by signing this Release, I expressly waive and release any provision of law that purports to limit the scope of a general release.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraphs.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing any claims relating to: (i) my rights under Section 9 and Section 10 of my Employment Agreement, (ii) my right to accrued, vested benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which I participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including my right to elect COBRA continuation coverage), including any claims pursuant to any award of equity in any member of the Company Group, or due to my status as an equityholder in any member of the Company Group, including pursuant to the governing documents thereof; (iii) any claims that cannot be waived by law or that arise after the date I execute this Release; or (iv) my right to indemnification, advancement and reimbursement of legal fees and expenses, and directors’ and officers’ liability insurance, as provided by, and in accordance with the terms of, such program or policy, applicable law, the Company’s by-laws or otherwise.
Notwithstanding any provision of this Release to the contrary, nothing herein or in any Company policy or agreement prevents me, without notifying the Company or receiving prior authorization from the Company, from (i) speaking with law enforcement, my attorney, the attorney general, the U.S. Equal Employment Opportunity Commission, any state or local division of human rights or fair employment agency; (ii) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any government agency; (iii) initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation; (iv) truthfully testifying in a legal proceeding or responding to or complying with a subpoena, court order, or other legal process; or (v) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which I may be entitled; provided, however, in each case, I agree to forgo any monetary benefit from the filing of a charge or complaint with a government agency except pursuant to a whistleblower program or where my right to receive such a monetary benefit is otherwise not waivable by law. The protections contained in this paragraph apply to prior, current and future conduct.
I acknowledge and agree that as of the date I execute this Release, I have reported all accidents, injuries or illnesses relating to or arising from my employment with the Company or the Company Group and that I have not suffered any on-the-job injury or illness for which I have not yet filed a claim.
By signing below, I represent and warrant to the Company that (i) prior to the date I execute this Release, I have provided the Company with written disclosure of any unethical or illegal behavior and any material violations of the Company’s code of ethics or other material policy, in each case, that I observed, suspected or became aware of during the course of my employment or, if no such written disclosure was provided, that I have not observed, suspected or become aware of any such behavior or violations and (ii) I have complied with all laws and Company policies in respect of my employment with the Company.
I expressly acknowledge and agree that I:
    Am able to read the language, and understand the meaning and effect, of this Release;
    Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
    Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had against the Company Parties, and because of my execution of this Release;
    Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
    Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
1 To be 21 days unless the applicable termination is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), in which case it will be 45 days.

    Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
    Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company Group or any of its representatives;
    Am hereby advised to consult with my attorney regarding the terms and effect of this Release; and
    Have signed this Release knowingly and voluntarily.
Except as otherwise provided in this Release and to the maximum extent permitted by law, I represent and warrant that I have not previously filed, and I agree that I will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge or lawsuit, I agree that I shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation the attorneys’ fees of any of the Company Parties against whom I have filed such a complaint, charge or lawsuit.
I hereby agree to waive any and all claims to re-employment with the Company or any of its direct or indirect parent(s) or subsidiaries and affirmatively agree not to seek further employment with the Company or any of its direct or indirect parent(s) or subsidiaries. I acknowledge that if I re-apply for or seek employment with the Company or any of its direct or indirect parent(s) or subsidiaries, the refusal to hire me based on this provision will provide a complete defense to any claims arising from my attempt to apply for employment.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable for a period of seven (7) calendar days following the date of my execution of this Release (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company, in writing, delivered to Joseph Todisco (the “Company Representative”), Chief Executive Officer, by email (jtodisco@cormedix.com), or by other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., DocuSign)). To be effective, such revocation must be received by the Company Representative no later than 11:59 p.m. Eastern Time on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed prior to the Release Expiration Date and I do not revoke it during the Revocation Period, the date on which this Release is executed and delivered to the Company Representative shall be its effective date. In the event that I fail to execute and deliver this Release prior to the Release Expiration Date or, if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither I nor the Company nor any of the Company Parties will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release. I acknowledge and agree that each of the Company Parties shall be a third-party beneficiary to the releases set forth in this Release, with full rights to enforce this Release and the matters documented herein.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN SUSSEX COUNTY, DELAWARE, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE. FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.
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I, Beth Zelnick Kaufman, have executed this Release of Claims on the date set forth below:
Beth Zelnick Kaufman
Date:    [To Be Executed Following Termination of Employment]